Exhibit  23(b)

                          [Peters Elworthy & Moore letterhead]


NCT Group, Inc.
1025 West Nursery Road
Suite 120                                 Our Ref:    PRC/J
Linthicum
Maryland  21090                           Date:       October 27, 1999
USA

Dear Sirs

We consent to the incorporation by reference to the Pre-Effective Amendment No. 1 to Registration Statement on Form S-1 of our report dated February 23, 1999, on the financial statements and schedule of Noise Cancellation Technologies (Europe) Limited (the "Company") as at December 31, 1998 and December 31, 1997 and for each of the years in the three year period ended December 31, 1998, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and to the reference to the firm under the caption "Experts" included in the Prospectus.

Yours faithfully

/s/ PETERS ELWORTHY & MOORE